Exhibit 99.1

Horizon Technology Finance Announces Fourth Quarter and Full Year 2019 Financial Results

- Fourth Quarter 2019 Net Investment Income per Share of $0.43 –

- Record Annual Net Investment Income per Share of $1.52 –

- Seventh Consecutive Quarter of Portfolio Growth; Portfolio Growth of Over 30% in 2019 -

- Record Annual Debt Portfolio Yield of 16.7% for 2019 –

- Declares Special Distribution of $0.05 per Share and Regular Monthly Distributions Totaling $0.30 per Share –

Farmington, Connecticut – March 3, 2020 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon” or the “Company”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries, today announced its financial results for the fourth quarter and full year ended December 31, 2019.

Fourth Quarter 2019 Highlights

•	Net investment income grew to $6.5 million, or $0.43 per share, compared to $4.0 million, or $0.34 per share for the prior-year period
•	Total investment portfolio of $319.6 million as of December 31, 2019
•	Net asset value of $184.1 million, or $11.83 per share, as of December 31, 2019
•	Achieved annualized portfolio yield on debt investments of 17.6% for the quarter
•	Funded seven loans totaling $65.0 million during the quarter
•	Experienced liquidity events from five portfolio companies
•	Raised total net proceeds of approximately $13.8 million with “at-the-market” (“ATM”) offering program
•	Cash of $16.3 million and credit facility capacity of $108.0 million as of December 31, 2019
•	Held portfolio of warrant and equity positions in 75 companies as of December 31, 2019
•	Increased undistributed spillover income to $0.42 per share as of December 31, 2019
•	Subsequent to quarter end, declared distributions of $0.10 per share payable in April, May and June 2020 and special distribution of $0.05 per share payable in April 2020

Full Year 2019 Highlights

•	Net investment income grew to $20.5 million, or $1.52 per share for 2019, compared to $13.9 million, or $1.20 per share, for the prior year
•	Achieved portfolio yield on debt investments of 16.7% for 2019
•	Funded 27 loans totaling $206.8 million; experienced liquidity events from 19 portfolio companies

“Our excellent fourth quarter performance capped off a great year for Horizon,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “Net investment income of $0.43 per share significantly exceeded our distribution level, while we increased our NAV. We originated seven new loans for $65 million, growing our portfolio for the seventh consecutive quarter, and generated an annualized debt portfolio yield of 17.6%, which, again, showed the success of our predictive pricing strategy. We also maintained strong credit quality through our prudent and disciplined underwriting approach. As a result of our very successful 2019, we are proud to be able to reward our shareholders and their ongoing support with a special distribution of $0.05 per share, in addition to our regular monthly distributions.”

“Along with our exceptional results, we utilized our ‘at-the-market’ program during the quarter and issued an additional $14 million of common stock at a premium to NAV,” added Mr. Pomeroy. “As we look ahead, we continue to see considerable opportunities and strong market demand in the overall venture debt loan market. With our capital structure significantly enhanced, we are well-capitalized and we believe we are well-positioned to further grow our venture debt portfolio in 2020, while delivering regular monthly distributions and long-term value to our shareholders.”

Fourth Quarter 2019 Operating Results

Total investment income for the quarter ended December 31, 2019 grew 47% to $13.0 million, compared to $8.8 million for the quarter ended December 31, 2018. The year-over-year improvement in total investment income is primarily due to growth in interest income on investments resulting from an increase in the average size of the debt investment portfolio, and a higher average prepayment fee rate earned.

The Company’s dollar-weighted annualized yield on average debt investments for the quarter ended December 31, 2019 and 2018 was 17.6% and 16.7%, respectively. The Company calculates the dollar-weighted annualized yield on average debt investments for any period measured as (1) total investment income (excluding dividend income) during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average debt investments is higher than what investors will realize because it does not reflect expenses or any sales load paid by investors.

Net expenses for the quarter ended December 31, 2019 were $6.3 million, compared to $4.8 million for the quarter ended December 31, 2018. The increase was primarily due to $0.4 million of additional interest expense, $0.6 million of higher net performance-based incentive fees and $0.3 million in additional base management fees.

Net investment income for the quarter ended December 31, 2019 was $6.5 million, or $0.43 per share, compared to $4.0 million, or $0.34 per share, for the quarter ended December 31, 2018.

For the quarter ended December 31, 2019, net realized loss on investments was $0.3 million, or $0.02 per share, compared to a net realized gain on investments of $0.9 million, or $0.08 per share, for the quarter ended December 31, 2018.

For the quarter ended December 31, 2019, net unrealized appreciation on investments was $0.6 million, or $0.04 per share, compared to net unrealized depreciation on investments of $1.6 million, or $0.14 per share, for the prior-year period.

Full Year 2019 Operating Results

Total investment income for the year ended December 31, 2019 was $43.1 million, an increase of 39% compared to $31.1 million for the year ended December 31, 2018.

Horizon’s dollar-weighted annualized yield on average debt investments for the year ended December 31, 2019 and 2018 was 16.7% and 15.3%, respectively.

For the full year ended December 31, 2019, net investment income was $20.5 million, or $1.52 per share, compared to net investment income of $13.9 million, or $1.20 per share, in the prior year.

For the full year ended December 31, 2019, net realized loss on investments was $4.2 million, or $0.31 per share, compared to net realized gain on investments of $0.6 million, or $0.06 per share, for the full year ended December 31, 2018.

For the full year ended December 31, 2019, net unrealized appreciation on investments was $3.2 million, or $0.24 per share, compared to net unrealized depreciation on investments of $1.5 million, or $0.13 per share, for the full year ended December 31, 2018.

Portfolio Summary and Investment Activity

As of December 31, 2019, the Company’s debt portfolio consisted of 35 secured loans with an aggregate fair value of $288.4 million. In addition, the Company’s total warrant, equity and other investments in 76 portfolio companies had an aggregate fair value of $14.5 million, and the Company’s 50% equity interest in its joint venture had a fair value of $16.7 million as of December 31, 2019. Total portfolio investment activity for the three months and full year ended December 31, 2019 and 2018 was as follows:

($ in thousands)	For the Three Months Ended December 31,		For the Full Year Ended December 31,
	2019	2018	2019	2018
Beginning portfolio	$281,519	$239,757	$248,441	$222,099

New debt investments	65,548	47,000	200,832	111,725

Less refinanced debt investments	—	(7,989)	(17,500)	(10,468)

Net new debt investments	65,548	39,011	183,332	101,257

Investment in controlled affiliate investments	1,311	8,849	1,900	13,262

Principal payments received on investments	(4,300)	(4,686)	(17,369)	(24,254)

Early pay-offs	(23,773)	(33,250)	(94,321)	(60,185)

Accretion of debt investment fees	986	785	3,865	2,390

New debt investment fees	(905)	(395)	(2,669)	(2,279)

New equity	—	—	240	1,090

Proceeds from sale of investments	(2,137)	(933)	(4,548)	(4,293)

Warrants received in settlement of fee income	—	—	—	161

Dividend income from controlled affiliate investment	1,013	(255)	2,236	255

Distributions from controlled affiliate investment	—	255	(715)	(255)

Net realized (loss) gain on investments	(302)	790	(4,192)	553

Net unrealized appreciation (depreciation) on investments	579	(1,628)	3,201	(1,501)

Other	12	141	150	141

Ending portfolio	$319,551	$248,441	$319,551	$248,441

Net Asset Value

At December 31, 2019, the Company’s net assets were $184.1 million, or $11.83 per share, compared to $134.3 million, or $11.64 per share, as of December 31, 2018.

For the quarter ended December 31, 2019, net increase in net assets resulting from operations was $6.7 million, or $0.45 per share, compared to $3.2 million, or $0.28 per share, for the quarter ended December 31, 2018.

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of December 31, 2019 and 2018:

($ in thousands)	December 31, 2019			December 31, 2018
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	4	$45,339	15.7%	6	$41,677	19.3%
3	26	216,128	75.0%	23	155,439	71.8%
2	3	24,888	8.6%	5	19,285	8.9%
1	2	2,000	0.7%	--	--	--
Total	35	$288,355	100.0%	34	$216,401	100.0%

As of December 31, 2019 and 2018, Horizon’s loan portfolio had a weighted average credit rating of 3.1, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents deteriorating credit quality and high degree of risk of loss of principal. As of December 31, 2019, there were two debt investments with an internal credit rating of 1, with a cost of $5.7 million and a fair value of $2.0 million. As of December 31, 2018, there were no debt investments with an internal credit rating of 1.

Liquidity Events

During the quarter ended December 31, 2019, Horizon experienced liquidity events from five portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In October, Horizon received proceeds of $1.7 million upon the exercise and sale of its warrants in Verity Solutions Group, Inc.

In December, Intelepeer Holdings, Inc. (“Intelepeer”) prepaid the outstanding principal balance of $10.8 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in Intelepeer.

In December, CSA Medical, Inc. (“CSA Medical”) prepaid its outstanding principal balance of $11.5 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in CSA Medical.

In December, Recondo Technology, Inc. (“Recondo”) closed a sale transaction from which Horizon received proceeds of $0.3 million in connection with the termination of Horizon’s warrants in Recondo.

In December, Horizon received proceeds of $0.2 million in connection with the sale of its license agreement with Triple Double Holdings, LLC.

Liquidity and Capital Resources

As of December 31, 2019, the Company had $40.5 million in available liquidity, consisting of $16.3 million in cash and money market funds, and $24.2 million in funds available under existing credit facility commitments.

As of December 31, 2019, there was $17.0 million in outstanding principal balance under the $125.0 million revolving credit facility (“Key Facility”). The Key Facility allows for an increase in the total loan commitment up to an aggregate commitment of $150.0 million. There can be no assurance that any additional lenders will make any commitments under the Key Facility.

Horizon Funding Trust 2019-1, a wholly-owned subsidiary of Horizon, previously issued $100.0 million of Asset-Backed Notes (the “Notes”) rated A+(sf) by Morningstar Credit Ratings, LLC, and backed by $160.0 million of secured loans originated by Horizon. The Notes bear interest at a fixed interest rate of 4.21% per annum and have a stated maturity date of September 15, 2027. As of December 31, 2019, the Notes had an outstanding principal balance of $100.0 million.

During the three months ended December 31, 2019, the Company sold approximately 1.1 million shares of common stock under its previously established ATM sales agreement with Goldman Sachs & Co. LLC and B. Riley FBR, Inc. For the same period, the Company received total accumulated net proceeds of approximately $13.8 million, including $0.4 million of offering expenses, from these sales.

As of December 31, 2019, the Company’s debt to equity leverage ratio was 84%, within the Company’s 80-120% targeted leverage range. The asset coverage ratio for borrowed amounts was 219%.

Stock Repurchase Program

On April 26, 2019, the Company’s board of directors extended the Company’s previously authorized stock repurchase program until the earlier of June 30, 2020 or the repurchase of $5.0 million of the Company’s common stock. During the quarter ended December 31, 2019, the Company did not repurchase any shares of its common stock. From the inception of the stock repurchase program through December 31, 2019, the Company has repurchased 167,465 shares of its common stock at an average price of $11.22 on the open market at a total cost of $1.9 million.

Recent Developments

Subsequent to December 31, 2019, and as of March 3, 2020, Horizon sold approximately 1.2 million shares of common stock for total accumulated net proceeds of approximately $15.1 million, net of offering expenses, under its ATM program. As of March 3, 2020, shares representing approximately $10.0 million of its common stock remain available for issuance and sale under its ATM program.

In January, Horizon received proceeds of $2.3 million in connection with the termination of its warrants in Sys-Tech Solutions, Inc. (“Sys-Tech”) upon Sys-Tech’s sale to Dover Fluids, Inc.

In February, Horizon received proceeds of $0.4 million in connection with the sale of its equity investment in Revance Therapeutics, Inc.

In February, Bridge2 Solutions, LLC (“Bridge2”) prepaid its outstanding principal balance of $14.5 million on its venture loan, plus interest and end-of-term payment. Also in February, Horizon received proceeds of $2.9 million in connection with the termination of its warrants in Bridge2 upon Bridge2’s sale to Intercontinental Exchange, Inc.

In February, Horizon funded a $20.0 million loan to a new portfolio company, Castle Creek Biosciences, Inc., a clinical stage biopharmaceutical company developing therapies for patients with rare and debilitating dermatological conditions.

In February, Horizon funded a $4.0 million loan to a former portfolio company, CSA Medical, Inc., a developer of novel, patent-protected cryotherapy medical devices.

In February, Horizon funded a $1.1 million loan to an existing portfolio company, Betabrand Corporation, a crowdfunded online clothing community that designs, manufactures, and consistently releases new products.

Monthly and Special Distributions Declared in First Quarter 2020

On February 28, 2020, the Company’s board of directors declared monthly distributions of $0.10 per share payable in each of April, May and June 2020 and a special distribution of $0.05 per share payable in April 2020. The following table shows these monthly and special distributions, which total $0.35 per share:

Monthly Distributions

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
March 17, 2020	March 18, 2020	April 15, 2020	$0.10
April 16, 2020	April 17, 2020	May 15, 2020	$0.10
May 18, 2020	May 19, 2020	June 16, 2020	$0.10
		Total:	$0.30

Special Distribution

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
March 17, 2020	March 18, 2020	April 15, 2020	$0.05

After paying distributions of $1.10 per share deemed paid for tax purposes in 2019, declaring on October 25, 2019 a distribution of $0.10 per share payable January 15, 2020, and generating taxable earnings of $1.59 per share in 2019, the Company's undistributed spillover income as of December 31, 2019 was $0.42 per share. Spillover income includes any ordinary income and net capital gains from the preceding tax years that were not distributed during such tax years.

When declaring distributions, the Horizon board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, March 4, 2020, at 9:00 a.m. ET to discuss its latest corporate developments and financial results. To participate in the call, please dial (877) 407-9716 (domestic) or (201) 493-6779 (international). The access code for all callers is 13698376. In addition, a live webcast will be available on the Company’s website at www.horizontechfinance.com.

A replay of the call will be available through Friday, March 6, 2020 at (844) 512-2921 in the United States and (412) 317-6671 International, passcode 13698376. A webcast replay will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN) is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio's return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon also has regional offices in Pleasanton, California and Reston, Virginia. To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Horizon’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(860) 284-6450

Media Relations:

ICR

Brian Ruby

brian.ruby@icrinc.com

(203) 682-8268

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	December 31,	December 31,
	2019	2018

Assets
Non-affiliate investments at fair value (cost of $295,256 and $229,772, respectively)	$294,304	$227,624
Non-controlled affiliate investments at fair value (cost of $6,891 and $7,887, respectively)	8,597	7,574
Controlled affiliate investments at fair value (cost of $16,684 and $13,262, respectively)	16,650	13,243
Total investments at fair value (cost of $318,831 and $250,921, respectively)	319,551	248,441
Cash	6,465	12,591
Investment in money market funds	9,787	—
Restricted investments in money market funds	1,133	—
Interest receivable	5,530	3,966
Other assets	1,535	1,751
Total assets	$344,001	$266,749

Liabilities
Borrowings	$152,050	$126,853
Distributions payable	4,669	3,461
Base management fee payable	519	422
Incentive fee payable	1,613	991
Other accrued expenses	1,095	765
Total liabilities	159,946	132,492

Commitments and contingencies

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of December 31, 2019 and 2018	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 15,730,755 and 11,702,594 shares issued and 15,563,290 and 11,535,129 shares outstanding as of December 31, 2019 and 2018, respectively	16	12
Paid-in capital in excess of par	226,660	179,616
Distributable earnings	(42,621)	(45,371)
Total net assets	184,055	134,257
Total liabilities and net assets	$344,001	$266,749
Net asset value per common share	$11.83	$11.64

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations
 (Dollars in thousands, except share and per share data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Investment income
Interest income on investments
Interest income on non-affiliate investments	$10,818	$7,676	$36,247	$28,061
Interest income on affiliate investments	194	197	839	725
Total interest income on investments	11,012	7,873	37,086	28,786
Fee income
Prepayment fee on non-affiliate investments	923	745	2,296	1,159
Fee income on non-affiliate investments	23	10	1,490	867
Fee income on affiliate investments	4	5	17	23
Total fee income	950	760	3,803	2,049
Dividend income
Dividend income on controlled affiliate investments	1,013	172	2,236	255
Total dividend income	1,013	172	2,236	255
Total investment income	12,975	8,805	43,125	31,090
Expenses
Interest expense	2,121	1,747	8,330	6,363
Base management fee	1,501	1,179	5,556	4,578
Performance based incentive fee	1,614	1,570	6,966	4,393
Administrative fee	276	191	907	708
Professional fees	492	346	1,537	1,343
General and administrative	280	353	968	989
Total expenses	6,284	5,386	24,264	18,374
Performance based incentive fee waived	—	(579)	(1,848)	(1,184)
Net expenses	6,284	4,807	22,416	17,190
Net investment income before excise tax	6,691	3,998	20,709	13,900
Provision for excise tax	239	34	239	34
Net investment income	6,452	3,964	20,470	13,866
Net realized and unrealized gain (loss) on investments
Net realized (loss) gain on non-affiliate investments	(302)	882	(4,173)	645
Net realized (loss) gain on investments	(302)	882	(4,173)	645
Net unrealized appreciation (depreciation) on non-affiliate investments	576	(1,647)	1,196	(1,445)
Net unrealized appreciation (depreciation) on non-controlled affiliate investments	—	38	2,019	(37)
Net unrealized appreciation (depreciation) on controlled affiliate investments	3	(19)	(14)	(19)
Net unrealized appreciation (depreciation) on investments	579	(1,628)	3,201	(1,501)
Net realized and unrealized gain (loss) on investments	277	(746)	(972)	(856)

Net increase in net assets resulting from operations	$6,729	$3,218	$19,498	$13,010
Net investment income per common share	$0.43	$0.34	$1.52	$1.20
Net increase in net assets per common share	$0.45	$0.28	$1.45	$1.13
Distributions declared per share	$0.30	$0.30	$1.20	$1.20
Weighted average shares outstanding	14,847,376	11,533,328	13,478,234	11,527,777